SENTRY PETROLEUM LTD. ANNOUNCES THE APPOINTMENT OF FORMER NORSK HYDRO ANALYST TO THE COMPANY’S BOARD OF DIRECTORS

Denver, Colorado – (FSC – December 29, 2008) - Oil and gas exploration company Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that Arne Raabe has agreed to join the Board of Directors.

“We are delighted to welcome Arne to the Board of Sentry Petroleum. Arne’s operational experience with international energy company Norsk Hydro will strengthen our board and ensures we will continue to deliver on our corporate compliance obligations and responsibilities." said Dr. Rajeswaran, Chief Executive Officer of Sentry Petroleum.

Sentry Petroleum Chief Financial Officer Iynky Maheswaran commented, “Arne has an in-depth understanding of SEC compliance requirements. He will enhance our corporate transparency immeasurably. Also as a financial analyst with Norwegian energy giant Norsk Hydro Mr. Raabe analyzed macro pricing trends in the commodity industry. This expertise will assist us as we implement our ongoing development strategy. We expect Mr. Raabe to provide important guidance and expertise.”

“I am pleased to join Sentry Petroleum’s Board of Directors and in particular I look forward to working with Iynky Maheswaran, the company’s Chief Financial Officer. He has a proven track record in managing intricate financial structures. The board and management of Sentry agree in unanimity that there are many great opportunities in the oil and gas industry presently. It will take our combined efforts to realize on them and I am excited about contributing to the company growth strategy” commented Mr. Raabe on his appointment.

Mr. Raabe is a Norwegian national with a Masters degree in economics. He brings an in-depth understanding of the complex regulatory environment within which public companies operate. Mr. Raabe will oversee Sentry’s U.S. and international regulatory compliance responsibilities and assist the company’s chief financial officer in risk mitigation and business case development for exploration and drilling projects.

In other company news Roger Davidson resigned as officer and director of Sentry Petroleum for personal reasons. The board of directors wishes to thank Mr. Davidson for his counsel during his time on the board of directors and as officer of the company.

About Sentry Petroleum Ltd.

Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company’s mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:

Investor Relations 866.680.7649

info@sentrypetroleum.com
www.sentrypetroleum.com

Philippe Niemetz, PAN Consultants Ltd.

14 Wall Street,

20th Floor

New York, NY 10005

212.344.6464 or 800.477.7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.